Exhibit 99.1

Ambrx Announces $75 Million Market Priced Registered Offering

SAN DIEGO, May 24, 2023 — Ambrx Biopharma Inc., or Ambrx (or the “Company”) (NASDAQ: AMAM), today announced that it has entered into a securities purchase agreement with clients managed by Darwin Global Management Ltd. (“Darwin”) for the sale of an aggregate of approximately 5.4 million American Depositary Shares of the Company (“ADS”) at a price of $13.93 per ADS, which is based on the 5-day trailing VWAP for the ADS, pursuant to a registered direct offering (the “offering”). In connection with the offering, Darwin has agreed not to sell any of the Company’s securities it holds for a period of six months following the closing of the offering.

The Company will receive aggregate gross proceeds of approximately $75 million upon closing of the offering. The offering is expected to close on or around June 30, 2023, subject to the satisfaction of certain closing conditions. The Company intends to use the proceeds from the offering primarily to fund the research and development of its product candidates, for working capital and for general corporate purposes.

A shelf registration statement on Form S-3 (File No. 333-271008) relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2023 and declared effective by the SEC on May 2, 2023. A prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC. The Company will also file with the SEC a Form 8-K in connection with its entry into the securities purchase agreement. The Company disclosed no additional information other than the filings noted above in connection with the offering. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the registered direct offering and other filings made by the Company may be obtained, when available, at the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Ambrx Biopharma Inc.

Ambrx is a clinical stage biopharmaceutical company using an expanded genetic code technology platform to discover and develop next generation antibody drug conjugates (ADCs) and other engineered therapies to modulate the immune system. Ambrx is advancing a focused portfolio of clinical and preclinical programs designed to optimize efficacy and safety in multiple cancer indications, including ARX517, its proprietary antibody-drug conjugate (ADC) targeting the prostate-specific membrane antigen

(PSMA) and ARX788, its proprietary ADC targeting HER2. In addition, Ambrx has preclinical and clinical collaborations with multiple partners on drug candidates generated using Ambrx technology. Ambrx spun out of The Scripps Research Institute in 2003 and has several other product candidates involving ADCs and other aspects of Ambrx’s protein engineering technology. For more information, please visit www.ambrx.com. Ambrx routinely posts information that may be important to investors on its website.

Forward-Looking Statements

This press release includes certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may be identified by the words “intend,” “plan,” and similar expressions. Forward-looking statements are based on Ambrx’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, those risks and uncertainties associated with: the continuing impact of the COVID-19 pandemic and other public health-related risks and events on Ambrx’s business, operations, strategy, goals and anticipated milestones; Ambrx’s ability to execute on its strategy including with respect to the timing of its R&D efforts, initiation of clinical trials and other anticipated milestones; risks associated with development and marketing approval of novel therapeutics, including potential delays in clinical trials and regulatory submissions and the fact that future clinical trial results/data may not be consistent with interim, initial or preliminary results/data or results/data from prior preclinical studies or clinical trials; Ambrx’s ability to fund operations as anticipated; the satisfaction of closing conditions related to the offering; and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Ambrx’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2023, and elsewhere in Ambrx’s filings and reports with the SEC, including the prospectus supplement to be filed in connection with the offering. Forward-looking statements contained in this press release are made as of this date, and Ambrx undertakes no duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Contacts

INVESTORS

Mike Moyer

LifeSci Advisors

617-308-4306

mmoyer@lifesciadvisors.com

MEDIA

Mike Tattory

Account Supervisor

LifeSci Communications

media@ambrx.com

Source: Ambrx Biopharma Inc.

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